SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 28, 2011

Colombia Energy Resources, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2011, the Board of Directors approved the adoption of a 401(k) plan which management intends to implement in 2012.  Officers of the Company will be permitted to participate in the 401(k) plan.

Also on December 28, 2011, the Board adopted a compensation plan for non-employee directors of the Company beginning January 1, 2012.  Under the plan directors would receive cash compensation of $4,000 per month and $6,250 per month for the Chairman.  In addition, each non-employee board member would receive $100,000 of restricted stock in the form of restricted stock units (“RSUs”) for each year of service based upon the fair market value of the stock on the grant date.  The RSUs would be granted on the date of the annual meeting of shareholders.  The vesting period for the restricted stock units would expire at end of the director’s term which would normally be the next annual meeting of shareholders.  If the director resigns for cause or is removed for cause before the end of his or her term, the RSUs would lapse.  However, if the director resigns for health or other appropriate reasons, his or her RSUs would vest immediately.  The director would not be permitted to sell the vested shares until he or she is no longer a director.  Compensation awards for 2012 will be granted on January 1, 2012, set at $50,000 for the remaining term until the next annual meeting of shareholders.

Effective December 31, 2011, the consulting agreements of Messrs. Carlson and Mooney were terminated by mutual consent in order to permit both parties to participate in the new director compensation plan.  The directors eligible to participate in the new plan and who received awards as of January 1, 2011, were Edward P. Mooney, Daniel F. Carlson, William C. Gibbs, Barry G. Markowitz, Peter B. Lilly, and James J. Wolf.  Our remaining director, Ronald G. Stovash, who is an employee, is not eligible to participate in the plan.

Item 8.01  Other Events

On December 28, 2011, Daniel Carlson was appointed as Executive Vice-President of the Company with the right to act in the absence or unavailability of the President, Chief Executive Officer, or Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Energy Resources, Inc.

Date: January 5, 2012	By:	/s/ Daniel F. Carlson
Daniel F. Carlson, Executive Vice President